Exhibit 99.1

Cinedigm’s Largest Stockholder Converts $15 Million of Convertible Debt into Common Stock at $1.50 Per Share

Move Significantly Reduces Cinedigm’s Overall Debt and Interest Expense

Los Angeles, CA, September 11, 2020  - Cinedigm (NASDAQ CIDM) announced today an agreement to convert an aggregate of $15 million in convertible note debt to common equity at $1.50 per share in accordance with the terms of the debt. The two convertible notes being converted are currently held by Global Investment SPC-Bison Global No. 1 SP and MingTai Investment LP. The notes have a principal amount of $10 million with an annual interest rate of 5.0% and a principal amount of $5 million with an annual interest rate of 8.0%. Both firms are affiliates of Peixin Xu, the Chairman of Bison Capital Holding Company Limited, which is indirectly Cinedigm’s largest stockholder.

“This conversion of $15 million in debt to equity significantly strengthens our balance sheet and greatly reduces our annual interest expense,” said Chris McGurk, Cinedigm Chairman and CEO. “This is not only a very strong step forward for us financially, it is also a very positive affirmation of the value of our equity by Bison Global and MingTai Investment LP.”

“We strongly believe in Cinedigm’s upside potential in the explosively growing global streaming business and are committed to supporting its growth in every way we can. A strengthened balance sheet will improve Cinedigm’s profitability and pave the way for new opportunities,” said Peixin Xu, Chairman, Bison Capital. “We will continue to support Cinedigm as the Company rapidly builds out its streaming channel portfolio and global OTT footprint.”

“Over the last year, we have made great progress in strengthening our balance sheet and this conversion of $15 million of debt into equity is another significant step forward in that regard,” said Gary Loffredo, Cinedigm COO. “Including this move, we will have reduced our total debt by $36.1 million or 55% since the end of Fiscal Year 2019 and will have lowered our annual interest costs by $3 million or 50% over that same period.”

ABOUT CINEDIGM

For twenty years, Cinedigm (CIDM) has been at the forefront of the digital transformation of entertainment.  Today, Cinedigm continues that mission by providing content, channels and services to the world’s largest media, technology and retail companies. Our content aggregation and distribution services power the world’s leading digital platforms and retailers. Cinedigm’s Digital Networks group provides channels and services that entertain consumers globally across hundreds of millions of devices. For more information, visit www.cinedigm.com.

ABOUT BISON CAPITAL

Founded by Peixin Xu in 2014, Bison Capital Holding Company Limited focuses on investments in the media and entertainment, healthcare and financial service industries. The company has made multiple investments in film and TV production, film distribution and entertainment-related mobile Internet services, including Bona Film, Xunlei and Weiying Technologies.

Press Contact for CIDM:

Jill Calcaterra

jcalcaterra@cinedigm.com

310-466-5135